Exhibit 99.1

Solera Holdings, Inc. Announces Common Stock Offering

SAN DIEGO—November 14, 2008—Solera Holdings, Inc. (NYSE: SLH), announced today that it has agreed to issue and sell an aggregate of 4,500,000 shares of its common stock at a price of $20.00 per share in an underwritten public offering. Closing of the sale is expected to occur on or about November 19, 2008, subject to customary closing conditions. Solera has also granted the underwriters a 30-day option to purchase up to 500,000 additional shares of common stock solely to cover over-allotments, if any.

Goldman, Sachs & Co. is acting as the sole underwriter for the offering. The offering is being made pursuant to an effective shelf registration statement. The offering of these securities may be made only by means of the prospectuses relating to these securities. A copy of the final prospectus may be obtained by contacting: Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, fax: 212-902-9316 or email at prospectus-ny@ny.email.gs.com

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there by any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

About Solera

Solera is the leading global provider of software and services to the automobile insurance claims processing industry. Solera is active in over 50 countries across six continents. The Solera companies include Audatex in the United States, Canada, and in more than 45 additional countries, Informex in Belgium, Sidexa in France, ABZ in The Netherlands, Hollander serving the North American recycling market, and IMS providing medical review services.

CONTACT: Solera Holdings, Inc.

Investor Relations:

Kamal Hamid, 858-946-1676

kamal.hamid@audatex.com

SOURCE: Solera Holdings, Inc.